Exhibit 99.2
FOR IMMEDIATE RELEASE
JUNIPER CONTENT ELIMINATES DEBT AND
SUBSTANTIALLY REDUCES COST OF OPERATIONS
Focuses Exclusively on ¡Sorpresa! Network
Withdraws from Uplink and Production Services Businesses
New York—November 4, 2008— Juniper Content Corporation (OTCBB: JNPC; “Juniper Content”) has completed a series of transactions in which it transferred its facility-based physical assets and associated lease, allowing the Company to withdraw from its uplink and production services operations, substantially reducing its ongoing expenses and eliminating its debt.
“Juniper Content will continue to focus on the growth of the ¡Sorpresa! network and its digital community, doing so with a strengthened balance sheet and a reduction in cash expenditures,” stated Stuart B. Rekant, Juniper Content Chairman and CEO of ¡Sorpresa!. “Management can now devote all of its efforts to ¡Sorpresa!, the brand for Hispanic kids and their families and a targeted vehicle for advertisers seeking to reach this very attractive demographic. In addition, we continue to conduct active discussions to secure additional financing to fund our growth and operations.”
At the end of September 2008, the physical production and uplink assets in the Fort Worth facility had a net book value of approximately $2.3 million. The Company transferred these assets to 12K, LLC, an entity controlled by Raymond K. Mason, Juniper Content’s Vice Chairman of the Board and largest stockholder, in exchange for the cancellation of the $2,998,678 principal amount promissory note held by 12K and the issuance of $500,000 face amount of Senior 7% Convertible Series A Preferred Stock which is convertible into 156,200 shares of Common Stock at any time, in whole or in part, at a conversion price of $3.20 per share, subject to adjustment. The cancellation of the promissory note will result in the elimination of approximately $150,000 in annual interest expense.
In addition, Juniper Content completed a lease assignment and three-year sublease and services agreements with Fort Worth, Texas based Studios 121, Inc. (“S121”), the new operator of the facility and an affiliate of Mr. Mason. The Company assigned to S121 all of its rights to the existing lease for the Fort Worth facility, subleasing from S121 approximately 3,650 square feet. Under the services agreement, S121, which has also acquired the transferred physical production and uplink assets from 12K, LLC, will provide certain uplink and master control management services for ¡Sorpresa!. Juniper Content also will assign its earth station license to S121, subject to approval by the Federal Communication Commission.
About Juniper Content Corporation
Juniper Content is a media and entertainment company focused on branded content services in high growth markets operating across multiple distribution channels. The Company owns and operates ¡Sorpresa!, the nation’s first Hispanic children’s television network and digital community. The Company plans to build on ¡Sorpresa!‘s status in Hispanic Children’s programming to secure a significant position in the expanding U.S. Hispanic media marketplace and to acquire niche content providers to allow the Company to participate in the accelerating growth of digital media in the general media marketplace.
¡Sorpresa! is offered on Cablevision, Charter, Comcast, NCTC, Cox, Time Warner, Verizon FiOs and in Puerto Rico on Liberty Cablevision, Choice Cable TV and OneLink. ¡Sorpresa! content is also available through third party multiplatforms, including: MobiTV, the provider of Spanish language video services to Alltel Wireless, AT&T and Sprint, and Brightcove, the exclusive broadband video player to http://www.sorpresatv.com.
Juniper Content Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and future performance of Juniper Content Corporation. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Juniper Content Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that Juniper Content files from time to time with the Securities and Exchange Commission. Juniper Content is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Investor Contact:
Lippert/Heilshorn & Associates
Keith Lippert/Carolyn Capaccio
(212) 838-3777
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